EXHIBIT 99.1
Element Solutions Inc
Announces 2020 First Quarter Financial Results
•Net sales of $453 million, a decline of 2% from last year on a reported basis or 3% on an organic basis
•GAAP diluted earnings per share of $0.03, compared to loss per share of $0.02 in the same period last year; adjusted EPS of $0.25, an increase of 25% from last year
•Reported net income of $8 million, compared to a loss of $4 million in the same period last year
•Adjusted EBITDA of $110 million, an increase of 14% from last year on a constant currency basis
•First quarter cash flows from operating activities of $61 million; first quarter free cash flows of $51 million
•Expect second quarter 2020 adjusted EBITDA of $70 million to $75 million
•Repurchased approximately 3.7 million shares of common stock in the first quarter
Miami, Fla., April 30, 2020 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three months ended March 31, 2020.
Executive Commentary
Chief Executive Officer Benjamin Gliklich said, “As we reflect on the first quarter of 2020, Element Solutions sends its thoughts to those impacted by COVID-19 and its thanks to those on the front lines battling this pandemic. We emphatically thank the large number of our colleagues who have worked arduously to support essential industries, including providing critical inputs for life-saving electronics applications and packaging for food and consumer packaged goods. On the shoulders of this team and an overall strong effort, our first quarter results were commendable, especially given the broader environment. While our top line declined 3% organically, adjusted EBITDA grew 14% to $110 million as margins expanded by more than 300 basis points. The top line suffered as business slowed primarily due to COVID-19 in Asia, where the demand impact was concentrated this quarter. This was partially offset by strong sales in several of our end markets benefiting from robust secular tailwinds or, in some cases, demand in anticipation of potential shutdowns in Europe and the Americas. Continued cost discipline and the benefit of favorable mix drove our adjusted EBITDA growth. The power of our variable cost model was once again in effect. Adjusted earnings per share grew 25% this quarter, demonstrating how effectively deploying our strong free cash flow can compound earnings growth. We generated $51 million of free cash flow, despite building more than $10 million in working capital associated with safety stocks as a precaution in case suppliers or our own facilities were to close in the coming months. Today, all of our facilities are open.”

Mr. Gliklich continued, “So far during the second quarter, many of our customers’ supply chains have largely shut down in the Americas and Europe, and economic indicators are increasingly negative. However, we believe our variable cost model and diversification should preserve relatively sustainable levels of profitability and cash flow generation. We expect adjusted EBITDA in the second quarter of between $70 million and $75 million, which, if current economic conditions persist into the second half of this year, should be our baseline expectations for third quarter adjusted EBITDA as well. Should the environment improve more rapidly or robustly, we believe there is meaningful upside to this baseline. However, the unknowable impact of COVID-19 makes it difficult to forecast. In all cases, we expect to continue to outperform against our end-markets and generate strong free cash flow, as we have historically. Our balance sheet is stable with no significant near-term maturities, and our strong liquidity position, bolstered by the businesses' historically stable cash flow generation, gave us confidence to repay our revolver earlier this month. Importantly, our confidence in the long-term secular growth drivers behind our business has only increased through this period.”
First Quarter 2020 Highlights (compared with first quarter 2019) for continuing operations:
•Net sales on a reported basis for the first quarter of 2020 were $453 million, a decrease of 2% over the first quarter of 2019. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, decreased 3%.
◦Electronics: Net sales increased 1% to $269 million. Organic net sales decreased 2%.

◦Industrial & Specialty: Net sales decreased 5% to $184 million. Organic net sales decreased 3%.
•First quarter of 2020 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.03 for the first quarter of 2020, as compared to a loss per share of $0.02 for the first quarter of 2019.
◦Adjusted EPS was $0.25, as compared to $0.20 per share.
•Reported net income for the first quarter of 2020 was $8 million, as compared to a net loss of $4 million for the first quarter of 2019.
•Adjusted EBITDA for the first quarter of 2020 was $110 million, an increase of 12%. On a constant currency basis, adjusted EBITDA increased 14%.
◦Electronics: Adjusted EBITDA was $67 million, an increase of 18%. On a constant currency basis, adjusted EBITDA increased 21%.
◦Industrial & Specialty: Adjusted EBITDA was $44 million, an increase of 3%. On a constant currency basis, adjusted EBITDA increased 6%.
◦Adjusted EBITDA margin increased 290 basis points to 24% on a reported and constant currency basis.

2020 Guidance

For the second quarter of 2020, the Company expects adjusted EBITDA to be in the range of $70 million to $75 million. However, at this time, the extent of the impact of COVID-19 on the Company's adjusted EBITDA cannot be accurately predicted or quantified.
Recent Developments
On April 28, 2020, President and Chief Operating Officer Scot R. Benson informed the Company’s Board of Directors of his intention to retire from the management of the day-to-day operations of Element Solutions, effective June 15, 2020. Mr. Benson will, however, continue to serve on the Board and will stand for reelection as a director at the Company's 2020 annual meeting of stockholders.
During the three months ended March 31, 2020, the Company repurchased approximately 3.7 million shares of its common stock for approximately $33.1 million, at an average price of $8.82 per share. The remaining authorization under the share repurchase program was approximately $210 million at March 31, 2020.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2020 first quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, April 30, 2020. Participants on the call will include Sir Martin E. Franklin, Executive Chairman; Benjamin Gliklich, Chief Executive Officer; Scot R. Benson, President and Chief Operating Officer; and Carey J. Dorman, Chief Financial Officer.
To listen to the call by telephone, please dial 800-459-5346 (domestic) or 203-518-9544 (international) and provide the Conference ID: ESIQ120. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the innovative solutions of the Company's businesses enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume,"

"estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential" "target," "hope," "goal," "priority" or "guidance" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding continued cost discipline; favorable mix; variable cost model and diversification preserving profitability and cash flow generation; adjusted EBITDA guidance for the second quarter of 2020 and adjusted EBITDA baseline expectations for the third quarter of 2020; outperformance against end markets; free cash flow; and long-term secular growth drivers. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available to management as of the current date, and management does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration and spread of the coronavirus (COVID-19) pandemic; new information concerning its transmission and severity; actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; the Company's ability to realize the expected benefits of its cost containment and cost savings measures; business and management strategies; debt and debt leverage ratio; shares repurchases; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the periodic and other reports filed by Element Solutions with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions, except per share amounts)	2020	2019
Net sales	$452.6	$459.8
Cost of sales	255.3	261.5
Gross profit	197.3	198.3
Operating expenses:
Selling, technical, general and administrative	125.2	142.4
Research and development	17.5	10.8
Total operating expenses	142.7	153.2
Operating profit	54.6	45.1
Other (expense) income:
Interest expense, net	(16.7)	(38.1)
Foreign exchange (loss) gain	(25.8)	27.1
Other income (expense), net	0.4	(48.0)
Total other expense	(42.1)	(59.0)
Income (loss) before income taxes and non-controlling interests	12.5	(13.9)
Income tax (expense) benefit	(4.1)	10.4
Net income (loss) from continuing operations	8.4	(3.5)
Income from discontinued operations, net of tax	0.2	27.4
Net income	8.6	23.9
Net income attributable to non-controlling interests	—	(0.7)
Net income attributable to common stockholders	$8.6	$23.2

Earnings (loss) per share
Basic from continuing operations	$0.03	$(0.02)
Basic from discontinued operations	—	0.11
Basic attributable to common stockholders	$0.03	$0.09

Diluted from continuing operations	$0.03	$(0.02)
Diluted from discontinued operations	—	0.11
Diluted attributable to common stockholders	$0.03	$0.09

Weighted average common shares outstanding
Basic	250.3	268.2
Diluted	252.0	268.2

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(dollars in millions)	2020	2019
Assets
Cash and cash equivalents	$497.4	$190.1
Accounts receivable, net of allowance for doubtful accounts of $10.9 and $8.8 at March 31, 2020 and December 31, 2019, respectively	354.1	363.9
Inventories	213.1	199.6
Prepaid expenses	21.0	18.3
Other current assets	53.0	50.3
Current assets of discontinued operations	9.2	11.2
Total current assets	1,147.8	833.4
Property, plant and equipment, net	256.7	264.8
Goodwill	2,127.2	2,179.6
Intangible assets, net	894.5	944.4
Other assets	130.7	95.7
Non-current assets of discontinued operations	6.6	6.5
Total assets	$4,563.5	$4,324.4
Liabilities and stockholders' equity
Accounts payable	$101.8	$96.8
Current installments of long-term debt and revolving credit facilities	327.7	7.8
Accrued expenses and other current liabilities	156.3	155.1
Current liabilities of discontinued operations	17.3	34.1
Total current liabilities	603.1	293.8
Debt	1,512.2	1,513.2
Pension and post-retirement benefits	49.6	50.8
Deferred income taxes	115.1	119.6
Other liabilities	142.1	127.7
Total liabilities	2,422.1	2,105.1
Stockholders' Equity
Preferred stock - Series A	—	—
Common stock: 400.0 shares authorized (2020: 260.9 shares issued; 2019: 258.4 shares issued)	2.6	2.6
Additional paid-in capital	4,117.1	4,114.2
Treasury stock (2020: 12.2 shares; 2019: 8.3 shares)	(113.9)	(78.9)
Accumulated deficit	(1,527.9)	(1,536.5)
Accumulated other comprehensive loss	(334.9)	(280.5)
Total stockholders' equity	2,143.0	2,220.9
Non-controlling interests	(1.6)	(1.6)
Total equity	2,141.4	2,219.3
Total liabilities and stockholders' equity	$4,563.5	$4,324.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions)	2020	2019
Cash flows from operating activities:
Net income	$8.6	$23.9
Income from discontinued operations, net of tax	0.2	27.4
Net income (loss) from continuing operations	8.4	(3.5)
Reconciliation of net income (loss) from continuing operations to net cash flows provided by (used in) operating activities:
Depreciation and amortization	39.9	38.7
Deferred income taxes	(2.4)	(2.0)
Foreign exchange loss (gain)	24.5	(33.0)
Other, net	10.8	75.4
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2.6)	2.8
Inventories	(19.0)	(14.3)
Accounts payable	8.9	9.5
Accrued expenses	(6.2)	(67.3)
Prepaid expenses and other current assets	(4.4)	(4.6)
Other assets and liabilities	3.3	(33.7)
Net cash flows provided by (used in) operating activities of continuing operations	61.2	(32.0)
Cash flows from investing activities:
Capital expenditures	(10.5)	(6.7)
Proceeds from Arysta Sale (net of cash $148.7 million)	—	4,192.3
Other, net	(5.9)	8.5
Net cash flows (used in) provided by investing activities of continuing operations	(16.4)	4,194.1
Cash flows from financing activities:
Debt proceeds, net of discount	—	749.1
Repayments of borrowings	(2.0)	(4,601.0)
Change in lines of credit, net	320.0	95.3
Repurchases of common stock	(33.1)	(433.6)
Payment of financing fees	—	(39.5)
Other, net	(1.5)	(10.8)
Net cash flows provided by (used in) financing activities of continuing operations	283.4	(4,240.5)
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	(14.7)	(115.9)
Net cash flows used in investing activities of discontinued operations	—	(5.0)
Net cash flows provided by financing activities of discontinued operations	—	4.8
Net cash flows used in discontinued operations	(14.7)	(116.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6.2)	9.4
Net increase (decrease) in cash, cash equivalents and restricted cash	307.3	(185.1)
Cash, cash equivalents and restricted cash at beginning of period	190.1	415.5
Cash, cash equivalents and restricted cash at end of period	$497.4	$230.4

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS - CONTINUING OPERATIONS
	Three Months Ended March 31,
(dollars in millions)	2020	2019	Reported	Constant Currency	Organic
Net Sales
Electronics	$268.9	$265.9	1%	3%	(2)%
Industrial & Specialty	183.7	193.9	(5)%	(3)%	(3)%
Total	$452.6	$459.8	(2)%	0%	(3)%

Adjusted EBITDA
Electronics	$66.5	$56.4	18%	21%
Industrial & Specialty	43.6	42.2	3%	6%
Total	$110.1	$98.6	12%	14%

	Three Months Ended March 31,			Constant Currency
	2020	2019	Change	2020	Change
Adjusted EBITDA Margin
Electronics	24.8%	21.2%	360bps	24.9%	370bps
Industrial & Specialty	23.7%	21.8%	190bps	23.8%	200bps
Total	24.3%	21.4%	290bps	24.5%	310bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	March 31, 2020
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$320.0
USD Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	740.6
Other Secured Debt				0.8
Total First Lien Debt				1,061.4
Senior Notes due 2025		12/1/2025	5.875%	800.0
Total Unsecured Debt				800.0
Total Debt				1,861.4
Cash Balance				497.4
Net Debt				$1,364.0
Adjusted Shares Outstanding	(2)			251.6
Market Capitalization	(3)			$2,103.4
Total Capitalization				$3,467.4
(1) Element Solutions swapped its floating term loan to fixed rate through January 2024, which could vary due to changes in the euro and the U.S. dollar exchange rate. At March 31, 2020, approximately 83% of its debt was fixed and 17% was floating.
(2) See "Non-GAAP Adjusted Common Shares at March 31, 2020 and 2019 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $8.36 at March 31, 2020.

III. SELECTED FINANCIAL DATA - CONTINUING OPERATIONS
	Three Months Ended March 31,
(amounts in millions)	2020	2019
Interest expense	$17.1	$39.3
Interest paid	$3.7	$63.1
Income tax expense (benefit)	$4.1	$(10.4)
Income taxes paid	$12.9	$14.2
Capital expenditures	$10.5	$6.7

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions has provided in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share (EPS), adjusted common shares outstanding, adjusted EBITDA guidance for the second quarter of 2020, free cash flow, net debt to adjusted EBITDA ratio and organic net sales growth. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews each of the non-GAAP measures mentioned above to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides adjusted EBITDA guidance for the second quarter 2020 on a non-GAAP basis and does not provide reconciliation of such forward-looking non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructurings, refinancings, divestitures, impairments, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for three months ended March 31, 2020:

	Three Months Ended March 31, 2020
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	1%	1%	3%	1%	(5)%	(2)%
Industrial & Specialty	(5)%	2%	(3)%	—%	—%	(3)%
Total	(2)%	2%	0%	0%	(3)%	(3)%
NOTE: Totals may not sum due to rounding.
For the three months ended March 31, 2020, Electronics' and the Company's consolidated results were positively impacted by $14.4 million of acquisitions and negatively impacted by $2.1 million of pass-through metals pricing.
Adjusted Earnings Per Share:
Adjusted earnings per share (EPS) is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income (loss) from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates the amortization associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 26% and 27% for the three months ended March 31, 2020 and 2019, respectively, as described in footnote (9) under the reconciliation table below. Lastly, the 2019 adjusted EPS total is based on the Company's new capital structure by assuming that the sale of Agricultural Solutions (the "Arysta Sale") had closed and its new credit agreement had been in place on January 1, 2019, which the Company believes is more reflective of the go-forward capital structure of the Company.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period. Adjusted common shares outstanding consists of common shares outstanding, plus the shares that would be issued if all convertible stock was converted to common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target level and issued at each period presented.

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the adjusted number of common shares used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended March 31,
(dollars in millions, except per share amounts)		2020	2019
Net income attributable to common stockholders		$8.6	$23.2
Net income from discontinued operations attributable to common stockholders		0.2	27.3
Net income (loss) from continuing operations attributable to common stockholders		8.4	(4.1)
Reversal of amortization expense	(1)	29.4	28.4
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	2.1	2.1
Amortization of inventory step-up	(1)	1.4	—
Adjustment to interest expense	(2)	—	20.1
Restructuring expense	(3)	1.0	2.6
Acquisition and integration costs	(4)	6.6	1.4
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	(5)	29.1	(28.3)
Debt refinancing costs	(6)	—	60.7
Change in fair value of contingent consideration	(7)	—	2.4
Other, net	(8)	2.9	(3.1)
Tax effect of pre-tax non-GAAP adjustments	(9)	(18.9)	(23.3)
Adjustment to estimated effective tax rate	(9)	0.9	(6.6)
Adjustment to reverse income attributable to certain non-controlling interests	(10)	—	0.5
Adjusted net income from continuing operations attributable to common stockholders		$62.9	$52.8

Adjusted earnings per share from continuing operations	(11)	$0.25	$0.20

Adjusted common shares outstanding	(11)	251.6	262.4
(1) The Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts its 2019 interest expense to reflect its new capital structure by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019 which the Company believes is more reflective of the go-forward capital structure of the Company.
(3) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. During the first quarter of 2020, the Company acquired a new subsea production control fluid designed to complement its Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(5) The Company adjusts for foreign exchange gains and losses on long-term intercompany and third-party debt because it expects the period-to-period movement of these currencies to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(6) The Company adjusts for costs related to the redemption of its prior 6.00% and 6.50% senior notes and the paydown of its term loan debt outstanding at the time of the Arysta Sale because it believes these costs are not reflective of ongoing operations.
(7) The Company adjusts for changes in the fair value of contingent consideration related to the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition") because it believes these costs are not reflective of ongoing operations.
(8) The Company's 2019 adjustments include a $11.7 million gain on derivative contracts which was primarily associated with the refinancing of the Company's non-U.S. dollar denominated third-party debt, offset in part by employee expenses associated with the Arysta Sale that do not qualify for discontinued operations, non-recurring severance payments to senior management and certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(9) The Company adjusts its effective tax rate to 26% and 27% for the three months ended March 31, 2020 and 2019, respectively. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 26% and 27% to pre-tax non-GAAP adjustments for the three months ended March 31, 2020 and 2019, respectively. These effective tax rates adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(10) In connection with the merger on March 29, 2019 of Platform Delaware Holdings, Inc. ("PDH") with and into the Company, each outstanding equity interest in PDH was converted into one share of the Company's common stock. For historical periods, the Company adjusted for the income or loss attributable to non-controlling interests created at the time of the MacDermid Acquisition because holders of such equity interests were expected to convert their PDH holdings into shares of the Company's common stock. The Company also adjusted these non-controlling interests because it believed they were not reflective of ongoing operations.
(11) The Company defines "Adjusted common shares" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target level and issued at each period presented. The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.
Non-GAAP Adjusted Common Shares at March 31, 2020 and 2019 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	March 31,
(amounts in millions)	2020	2019
Basic outstanding common shares outstanding	248.8	257.4
Number of shares issuable upon conversion of Series A Preferred Stock	—	2.0
Number of shares issuable upon vesting of granted Equity Awards	2.8	3.0
Adjusted common shares outstanding	251.6	262.4

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended March 31,
(dollars in millions)		2020	2019
Net income attributable to common stockholders		$8.6	$23.2
Add (subtract):
Net income attributable to the non-controlling interests		—	0.7
Income from discontinued operations, net of tax		(0.2)	(27.4)
Income tax expense (benefit)		4.1	(10.4)
Interest expense, net		16.7	38.1
Depreciation expense		10.5	10.3
Amortization expense		29.4	28.4
EBITDA		69.1	62.9
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	1.4	—
Restructuring expense	(3)	1.0	2.6
Acquisition and integration costs	(4)	6.6	1.4
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	(5)	29.1	(28.3)
Debt refinancing costs	(6)	—	60.7
Change in fair value of contingent consideration	(7)	—	2.4
Other, net	(8)	2.9	(3.1)
Adjusted EBITDA		$110.1	$98.6
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $21.5 million at March 31, 2020, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 3.2x on a trailing twelve month basis:

	2020	2019			Trailing Twelve Months
(dollars in millions)	QTD	Q2	Q3	Q4
Net income (loss) attributable to common stockholders	$8.6	$1.5	$(6.9)	$74.4	$77.6
Add (subtract):
Net (loss) income attributable to the non-controlling interests	—	(0.1)	—	0.1	—
(Income) loss from discontinued operations, net of tax	(0.2)	13.3	0.9	(0.1)	13.9
Income tax expense (benefit)	4.1	(6.8)	57.2	21.3	75.8
Interest expense, net	16.7	18.2	17.4	17.0	69.3
Depreciation expense	10.5	10.4	10.1	10.7	41.7
Amortization expense	29.4	28.4	28.1	28.3	114.2
EBITDA	69.1	64.9	106.8	151.7	392.5
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	1.4	—	—	0.7	2.1
Restructuring expense	1.0	3.2	6.8	1.5	12.5
Acquisition and integration costs	6.6	0.3	0.8	(0.6)	7.1
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	29.1	28.7	1.1	(33.4)	25.5
Debt refinancing costs	—	0.3	—	1.0	1.3
Change in fair value of contingent consideration	—	0.5	0.5	(20.8)	(19.8)
Other, net	2.9	2.6	(0.6)	2.1	7.0
Adjusted EBITDA	$110.1	$100.5	$115.4	$102.2	$428.2

Net Debt					$1,364.0

Net debt to adjusted EBITDA ratio					3.2x

Free Cash Flow:

Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for use in evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.
Investor Relations Contact:
Yash Nehete
Senior Associate, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen

Managing Director
Kekst CNC
1-212-521-4845